AMENDMENT NO. 2
to
ADVISORY AGREEMENT

This AMENDMENT NO. 2, dated as of May 19, 2006, is entered into between the Mercantile Funds, Inc. (f/k/a M.S.D. & T. Funds, Inc.) a Maryland corporation (the "Company"), and Mercantile Capital
Advisors, Inc. (the "Adviser").

WHEREAS, the Company and Mercantile-Safe Deposit and Trust Company entered into an Advisory Agreement dated as of July 24, 1998 together with Addendum No. 1 dated as of July 5, 2000,
Amendment No. 1 dated as of April 27, 2001, Addendum No. 2 dated as of June 6, 2003 and Addendum No. 3 dated as of January 30, 2004 there to (the "Advisory Agreement");

WHEREAS, the Adviser assumed the rights and obligations of Mercantile-Safe Deposit and Trust Company under the Advisory
Agreement in an Assumption and Guarantee dated May 11, 2002;

WHEREAS, pursuant to the Advisory Agreement, the Company has appointed the Adviser to act as investment adviser to each of its investment portfolios, including the International
Equity Fund (the "Fund"); and

WHEREAS, the Company and the Adviser desire to make certain revisions to the Advisory Agreement pertaining solely to the International Equity Fund;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 4 of the Advisory Agreement is amended to provide that in consideration of the advisory services rendered pursuant to the Advisory Agreement, the International Equity Fund shall pay the Adviser a fee on the first business day of each month at the annual rate of 1.22% of the first $1 billion of the Fund's average daily net assets during the preceding month plus 0.90% of the Fund's average daily net assets in excess of $1 billion during the preceding month.

2. Except to the extent amended hereby, the Advisory
Agreement shall remain unchanged and in full force and effect and is hereby ratified, confirmed and approved in all respects as amended hereby.


IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date and year first above written.

        				MERCANTILE FUNDS, INC.


        				By: 	/s/Kevin A. McCreadie
        					Kevin A. McCreadie
        					President


					MERCANTILE CAPTIAL ADVISORS, INC.


					By: 	/s/David L. Meyer
						David L. Meyer
						Senior Vice President